Exhibit 99(a)

SUPPLEMENTAL REGULATION FD DISCLOSURE

Atlantis Holdings LLC (the “Parent”) and its debt financing providers intend to commence the marketing and syndication of the debt financing for Parent’s previously announced acquisition of Alltel Corporation (the “Company”).  The debt financing differs in certain respects from the financing described in the Company’s proxy statement dated July 20, 2007 and in the debt commitment letter, dated as of May 20, 2007, from Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Barclays Bank PLC, RBS Securities Corporation and The Royal Bank of Scotland plc, as described below:

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Alltel Communications, Inc. (the “Borrower”), a wholly-owned subsidiary of the Company, would incur up to $5.2 billion in senior unsecured loans with an increasing interest rate under the senior unsecured cash pay bridge facility, less the aggregate principal amount of senior unsecured cash pay notes co-issued by the Borrower and one of its affiliates, Alltel Communications Finance, Inc. (the “Co-Borrower”), (the “Senior Unsecured Cash Pay Notes”) prior to or at the closing of the merger for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the merger;

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the Borrower would incur up to $2.5 billion in senior unsecured loans with increasing interest rates under the senior unsecured payment-in-kind (“PIK”) option bridge facility, less the aggregate principal amount of senior unsecured PIK option notes co-issued by the Borrower and the Co-Borrower (the “Senior Unsecured PIK Option Notes”) prior to the closing of the merger for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the merger;

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the Borrower’s $14.0 billion senior secured term loan credit facility to be provided to the Borrower would be divided into three separate tranches, with premiums payable on prepayments of certain of the term loan tranches; and

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a maintenance covenant would be added to the senior secured credit facilities requiring the Company and the Borrower to maintain specified ratios of the consolidated net senior secured debt of the Company, the Borrower and their restricted subsidiaries under the senior secured credit facilities to the “Consolidated EBITDA” of such persons  (which will be defined in the credit agreement for such facilities based on similar terms in similar credit agreements), measured as of the end of every fiscal quarter of the Company beginning June 30, 2008 based on Consolidated EBITDA for the relevant rolling four-quarter measurement period ended as of such measurement date.

   The Senior Unsecured Cash Pay Notes and Senior Unsecured PIK Option Notes, if any, will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

   The Senior Unsecured Cash Pay Notes and Senior Unsecured PIK Option Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

   The information provided herein does not constitute an offer to sell or the solicitation of an offer to buy Senior Unsecured Cash Pay Notes or Senior Unsecured PIK Option Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of Senior Unsecured Cash Pay Notes and Senior Unsecured PIK Option Notes will be made only by means of a private offering memorandum.